Exhibit 2.1

Execution Version

SECOND AMENDMENT AND WAIVER TO
BUSINESS COMBINATION AGREEMENT

This Second Amendment and Waiver (this “Amendment”) to the Business Combination Agreement dated as of February 2, 2026 is entered into by and between Voyager Acquisition Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Voyager”), and Veraxa Biotech AG, a public limited company organized under the laws of Switzerland (the “Company”). Each of Voyager and the Company are referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Original Agreement (as defined below).

WHEREAS, the Parties and Oliver Baumann, an individual, solely in his capacity as representative for the Company Shareholders, entered into that certain Business Combination Agreement, dated as of April 22, 2025, as amended by that certain Amendment to Business Combination Agreement dated October 18, 2025 (as may be further amended from time to time, the “Original Agreement”);

WHEREAS, the Parties desire to amend and waive certain terms of the Original Agreement including to (a) increase the Price per Share quotient to $1,350,000,000, (b) remove the indemnification provisions, and (c) permit the SPAC to seek SPAC Shareholder approval to amend the SPAC Charter substantially in the form attached hereto as Schedule 1 (the “Charter Amendment”);

WHEREAS, Section 7.3(a)(i) of the Original Agreement provides that the SPAC may not seek approval from SPAC Shareholders to modify or amend the Trust Agreement or the SPAC Charter without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); and

WHEREAS, Section 12.13 of the Original Agreement provides that the Original Agreement may be amended in whole or in part prior to the Initial Merger Effective Time by written agreement executed and delivered by the Parties.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to Section 1.1 of the Original Agreement. Section 1.1 of the Original Agreement is hereby amended as follows:

(a)	to amend and restate the definition of Price per Share in its entirety to read as follows:

“Price per Share” means the quotient of $1,350,000,000 divided by the issued and outstanding Company Shares, on a fully diluted basis.”

(b)	to amend and restate the definition of Transaction Documents in its entirety to read as follows:

“Transaction Document” means, collectively, this Agreement, the Sponsor Support Agreement, the Shareholder Support Agreements, the Registration Rights Agreement, the Assignment, Assumption and Amendment Agreement, the Initial Merger Filing Documents, the Acquisition Merger Filing Documents, the Non-Compete Agreements and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them;”

(c)	to delete the following defined terms, in their entirety: “Escrow Agreement”, “Indemnified Party”, “Indemnity Escrow Account”, and “Indemnity Escrow Shares”.

2. Amendment to Section 11.1 of the Original Agreement. Article XI of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Article XI. [Reserved].”

3. Amendments to Section 12.2 of the Original Agreement. Section 12.2 of the Agreement is hereby amended to delete each reference to the term “Escrow Agreement,” including any parenthetical, definitional, or cross-reference thereto, and to make such grammatical, punctuational, and conforming changes as are necessary to give effect to the foregoing without altering the substantive rights or obligations set forth in Section 12.2.

4. Waiver. The Company hereby waives Section 7.3(a)(i) of the BCA (and any breach of the representations and warranties and/or covenants that may occur directly as a result of such waiver) solely with respect to the Charter Amendment.

5. Interpretation. Capitalized terms not defined herein shall have the meaning ascribed to them in the Original Agreement. On and after the date hereof, each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Original Agreement shall mean and be a reference to the Original Agreement as amended by this Amendment.

6. No Further Amendments. Except as expressly set forth herein, the Original Agreement shall remain in full force and effect. This Amendment may not be amended or modified except pursuant to a written agreement by the Parties.

7. Counterparts. This Amendment may be executed by the Parties in counterpart, and the executed counterparts shall be deemed by the Parties as a single executed and binding document and may be delivered by email or facsimile to the Parties and their counsel.

8. Miscellaneous. The provisions of Article XII (Miscellaneous) of the Original Agreement are incorporated herein, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

VOYAGER ACQUISITION CORP.

By:	/s/ Adeel Rouf
	Name:	Adeel Rouf
	Title:	Chief Executive Officer

VERAXA BIOTECH AG

By:	/s/ Christoph Antz
	Name:	Christoph Antz
	Title:	Chief Executive Officer

[Signature Page to Second Amendment and Waiver to Business Combination Agreement]

Schedule 1

Charter Amendment